VERA BRADLEY ANNOUNCES MANAGEMENT AND BOARD LEADERSHIP CHANGES

FORT WAYNE, Ind., June 11, 2025 (GLOBE NEWSWIRE) – Vera Bradley (NASDAQ: VRA) (the “Company”) today announced that its Chief Executive Officer, Jacqueline Ardrey is leaving the Company. The Board of Directors has launched a national search for Ms. Ardrey’s replacement. She will remain with the Company to aid in the transition until the end of July. Ms. Ardrey joined the Company in November 2022 and launched Project Restoration, a comprehensive strategic initiative to transform the Company’s business model and brand positioning. “I want to thank the Board and our amazing associates for their support and look forward to seeing Vera Bradley’s growth journey ahead,” Ardrey said on her departure.

As a part of the announced leadership changes, Ian Bickley is assuming the role of Executive Chairman effective July 7, 2025. In this newly created role, Mr. Bickley will be taking an interim executive role to provide leadership and guidance during the CEO transition and will also be the chairman of the Board of Directors of the Company. The executive chairman role is expected to be a temporary role during the CEO transition. Mr. Bickley has extensive executive experience serving in numerous roles with Coach, including as President of the Company’s International Group. He also served as Interim CEO of the Body Shop where he helped complete a successful sale of the Company. Mr. Bickley also serves on the Crocs and Brilliant Earth Boards. As a part of Mr. Bickley taking on the Executive Chairman role, current Board Chairman Robert Hall will be stepping down from the chairman role and will continue to serve as a Director on the Board.

In announcing these changes, Mr. Hall remarked that “Since joining the Board, Ian has demonstrated a strong command of our industry in addition to the challenges of Vera Bradley’s ongoing transformation. I am grateful for Mr. Bickley’s willingness to lend his extensive expertise, including in turnaround situations, to take on an executive leadership role during the CEO transition. I also want to thank Jackie for her dedication in helping position Vera Bradley for its next chapter in its transformation journey.”

Additionally, the Company announced that it has hired a new Chief Financial Officer, Martin “Marty” Layding who will assume the role of CFO beginning June 12, 2025. Mr. Layding has served as a CFO in various organizations including as divisional CFO for Tapestry’s Coach brand in addition to CFO roles at several private equity backed firms, including for the Supreme Brand. Current Chief Financial Officer Michael Schwindle has announced his departure from the Company, effective June 30, 2025, and will work closely with Mr. Layding during the transition period to ensure continuity of operations.

The Board has also established a new Strategy and Transformation Committee to work closely with incoming leadership in shaping the Company’s strategic direction and future growth initiatives. The Committee is co-led by Mr. Bickley and Director Andrew Meslow, who also has significant executive experience, most recently as the CEO of Bath & Body Works and L Brands. Mr. Meslow will also be assuming the role of Lead Independent Director of the Company.

Mr. Bickley remarked about the announced changes “I look forward to continuing the Company’s transformation. I will be working closely with the Strategy and Transformation Committee and our new CEO to refine our strategy and drive acceleration of the Company’s transformation.”

Today the Company also released financial results for the first quarter of fiscal 2026, which can be found on the investor relations website at https://investors.verabradley.com.

About Vera Bradley, Inc.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Vera Bradley Direct (“VB Direct”) and Vera Bradley Indirect (“VB Indirect”). The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2025. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

Contacts

Investors:
Tom Filandro, Partner
ICR, Inc.
VeraBradleyIR@icrinc.com

Media:
Mediacontact@verabradley.com
877-708-VERA (8372)